     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 2001


                              REGISTRATION NO. 333-57234
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          AMENDMENT NO. 1 TO FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 IMMUNOGEN, INC.
             (Exact name of registrant as specified in its charter)

        MASSACHUSETTS                                          04-2726691
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                           Identification Number)

                                128 SIDNEY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 995-2500
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              MITCHEL SAYARE, PH.D.
          PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
                                 IMMUNOGEN, INC.
                                128 SIDNEY STREET
                               CAMBRIDGE, MA 02139
                                 (617) 995-2500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 WITH A COPY TO:

                            JONATHAN L. KRAVETZ, ESQ
                           Mintz, Levin, Cohn, Ferris,
                             Glovsky and Popeo, P.C.
                              One Financial Center
                                Boston, MA 02111
                                 (617) 542-6000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICAL AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


     TITLE OF EACH CLASS                              PROPOSED MAXIMUM           PROPOSED MAXIMUM         AMOUNT OF
      OF SECURITIES TO           AMOUNT TO BE          OFFERING PRICE           AGGREGATE OFFERING      REGISTRATION
        BE REGISTERED             REGISTERED           PER SHARE (1)                PRICE (1)                FEE (2)
Common Stock, $.01 Par value      2,269,420               $12.78                  $29,003,187.60          $7,250.80

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low sale prices of the Common Stock, par value $.01 per share, of ImmunoGen, Inc. (the "Common Stock"), as reported on the Nasdaq National Market on March 16, 2001.

(2)      Previously submitted.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                                 IMMUNOGEN, INC.
                        2,269,420 SHARES OF COMMON STOCK
                          (PAR VALUE OF $.01 PER SHARE)


This prospectus covers the sale by the selling stockholder listed on page 21 of 2,269,420 shares of our common stock.

We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

OUR BUSINESS INVOLVES SIGNIFICANT RISKS. THESE RISKS ARE DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 5.

Our common stock is listed on the Nasdaq National Market under the symbol "IMGN." On March 16, 2001, the closing sale price of our common stock on the Nasdaq Market was $12.69 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. No one may sell these securities nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.



                  The date of this prospectus is March 23, 2001

                               TABLE OF CONTENTS


                                                                          PAGE
Prospectus Summary.....................................................     3
Risk Factors...........................................................     5
Forward-Looking Statements.............................................     20
Use of Proceeds........................................................     20
Selling Stockholder....................................................     21
Plan of Distribution...................................................     22
Legal Matters..........................................................     24
Experts................................................................     24
Incorporation of Certain Information by Reference......................     24
Where You Can Find Additional Information..............................     26




YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDER IS OFFERING TO SELL AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "IMMUNOGEN," "WE," "US" AND "OUR" REFER TO IMMUNOGEN, INC. AND OUR SUBSIDIARIES (UNLESS THE CONTEXT OTHERWISE REQUIRES).

                               PROSPECTUS SUMMARY

THE FOLLOWING IS ONLY A SUMMARY. YOU SHOULD CAREFULLY READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED INTO THIS PROSPECTUS BY REFERENCE. OUR BUSINESS INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 5.

                                 IMMUNOGEN, INC.

We are a leading developer of antibody-based cancer therapeutics. We intend to capitalize on the growing use of antibodies to treat cancer by using them to deliver highly potent cell-killing, or cytotoxic, agents directly to tumor cells with minimal harm to healthy tissue. We leverage our technology through collaborations such as those we have entered into with GlaxoSmithKline plc, Genentech, Inc., Abgenix, Inc., Millennium Pharmaceuticals, Inc., and British Biotech plc.

Our lead product candidate, huC242-DM1/SB-408075, is in two Phase I/II human clinical trials for the treatment of colorectal, pancreatic and certain non-small-cell lung cancers. In published preclinical studies, a non-humanized version of this drug completely eliminated transplanted human colorectal tumors in mice with no detectable toxicity. Our second product candidate, huN901-DM1/BB-10901, is a treatment for small-cell lung cancer. In published preclinical studies, huN901-DM1 completely eliminated human small-cell lung cancer tumors in mice with no detectable toxicity.

We call our product candidates tumor-activated prodrugs, or TAPs. Each of our TAPs consists of an antibody chemically linked, or conjugated, to a small molecule drug, known as an effector molecule. The antibodies we use target and bind to antigens primarily expressed on certain types of cancer cells. Once bound to the cell surface, the cell internalizes our TAP, triggering the release of the effector molecules which then kill the cell. We design our effector molecules to be significantly more potent than traditional chemotherapeutics and to remain chemically inactive and non-toxic until inside the cell.

Cancer is a leading cause of death worldwide and the second leading cause of death in the United States with approximately 1.2 million new cases and over 550,000 deaths expected this year. Existing cancer therapies, including surgery, radiation therapy and chemotherapy often prove to be incomplete, ineffective or toxic to the patient. We have developed our TAP technology to address this unmet therapeutic need.

We believe our TAP product candidates will offer advantages over other cancer treatments because we design them to have all of the following attributes:

     - HIGH SPECIFICITY. We develop our TAPs with antibodies that bind to specific markers primarily expressed on certain types of cancer cells to pinpoint treatment to the targeted cell or tumor.

     - HIGH POTENCY. We use highly potent small molecule effector drugs which are at least 100 to 1000 times more cytotoxic than traditional chemotherapeutics.

     - STABLE LINKAGE AND RELEASE. We design our TAPs with a highly stable link between the antibody and the effector molecule, allowing the potency of the effector molecule to be released only after the TAP is inside the cell.

     - MINIMAL TOXICITY. We expect our TAPs will offer the potential for an improved quality of life for patients due to reduced toxicity and more tolerable side effects.

     - NON-IMMUNOGENIC. We use fully-humanized antibodies and non-protein-based small molecule effector drugs in our TAP products. This reduces the risk that our TAPs will elicit an attack by the body's immune system, which could render them ineffective before they reach the cancerous cells.

Our goal is to be the leader in the development of antibody-based cancer treatments. To achieve our objective, we intend to implement the following strategies:

     - expand our product pipeline;

     - license our technology;

     - retain significant product rights; and

     - broaden our technology base.

We organized as a Massachusetts corporation in March 1981. Our principal executive offices are located at 128 Sidney Street, Cambridge, Massachusetts 02139, and our telephone number is (617) 995-2500. We maintain a web site at http://www.immunogen.com. We do not intend for the information on our web site to be incorporated by reference into this prospectus.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES, AND ADDITIONAL INFORMATION INCORPORATED IN THIS PROSPECTUS BY REFERENCE. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THOSE THAT WE CURRENTLY BELIEVE MAY MATERIALLY AFFECT OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT OUR COMPANY.

                   RISKS RELATING TO OUR COMPANY AND BUSINESS

IF OUR TAP TECHNOLOGY DOES NOT PRODUCE SAFE, EFFECTIVE AND COMMERCIALLY VIABLE PRODUCTS, OUR BUSINESS WILL BE SEVERELY HARMED.

Our TAP technology is a novel approach to the treatment of cancer. None of our TAP product candidates has obtained regulatory approval and all of them are in early stages of development. Our TAP product candidates may not prove to be safe, effective or commercially viable treatments for cancer and our TAP technology may not result in any meaningful benefits to our current or potential collaborative partners. Furthermore, we are aware of only one chemotherapeutic product that has obtained FDA approval and is based on technology similar to our TAP technology. If our TAP technology fails to generate product candidates that are safe, effective and commercially viable treatments for cancer, and obtain FDA approval, our business will be severely harmed.

CLINICAL TRIALS FOR OUR PRODUCT CANDIDATES WILL BE LENGTHY AND EXPENSIVE AND THEIR OUTCOME IS UNCERTAIN.

Before obtaining regulatory approval for the commercial sale of any product candidates, we and our collaborative partners must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for use in humans. Conducting clinical trials is a time consuming and expensive process and may take years to complete. Our most advanced product candidate, huC242-DM1/SB-408075, is only in the Phase I/II stage of clinical trials and our second most advanced product, huN901-DM1, is in preclinical testing.

Historically, the results from preclinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. Frequently, drugs that have shown promising results in preclinical or early clinical trials subsequently fail to establish sufficient data of safety and effectiveness necessary to obtain regulatory approval. At any time during the clinical trials, we, our collaborative partners or the FDA might delay or halt any clinical trials for our product candidates for various reasons, including:

     - ineffectiveness of the product candidate;

     - discovery of unacceptable toxicities or side effects;

     - development of disease resistance or other physiological factors; or

     - delays in patient enrollment.

The results of the clinical trials may fail to demonstrate the safety or effectiveness of our product candidates to the extent necessary to obtain regulatory approval or that commercialization of our product candidates is worthwhile. Any failure or substantial delay in successfully completing clinical trials and obtaining regulatory approval for our product candidates could severely harm our business.

IF OUR COLLABORATIVE PARTNERS FAIL TO PERFORM THEIR OBLIGATIONS UNDER OUR AGREEMENTS, OUR ABILITY TO DEVELOP AND MARKET POTENTIAL PRODUCTS COULD BE SEVERELY LIMITED.

Our strategy for the development and commercialization of our product candidates depends, in large part, upon the formation of collaborative arrangements. Collaborations allow us to:

     - fund our internal research and development, preclinical testing, clinical trials and manufacturing;

     - seek and obtain regulatory approvals;

     - successfully commercialize existing and future product candidates; and

     - develop antibodies for additional product candidates, and discover additional cell surface markers for antibody development.

If we fail to secure or maintain successful collaborative arrangements, our development and marketing activities may be delayed or reduced. We may also be unable to negotiate additional collaborative arrangements or, if necessary, modify our existing arrangements on acceptable terms.

We have entered into collaboration agreements with GlaxoSmithKline and British Biotech with respect to our two most advanced product candidates, huC242-DM1/SB-408075 and huN901-DM1, respectively. The development, regulatory approval and commercialization of these two product candidates depend primarily on the efforts of these collaborative partners. We cannot control the amount and timing of resources our partners may devote to our products. Our partners may separately pursue competing products, therapeutic approaches or technologies to develop treatments for the diseases targeted by us or our collaborative efforts. Even if our partners continue their contributions to the collaborative arrangements, they may nevertheless determine not to actively pursue the development or commercialization of any resulting products. Also, our partners may fail to perform their obligations under the collaboration agreements or may be slow in performing their obligations. Our partners can terminate our collaborative agreements under certain conditions. If any collaborative partner were to terminate or breach our agreement, or otherwise fail to complete its obligations in a timely manner, our anticipated revenue from the agreement and development and commercialization of our products could be severely limited. If we are not able to establish additional collaborations or any or all of our existing collaborations are terminated and we are not able to enter into alternative collaborations on acceptable terms, we may be required to undertake product development, manufacture and commercialization and we may not have the funds or capability to do this.

WE DEPEND ON A SMALL NUMBER OF COLLABORATORS FOR A SUBSTANTIAL PORTION OF OUR REVENUE. THE LOSS OF ANY ONE OF THESE COLLABORATORS COULD RESULT IN A SUBSTANTIAL DECLINE IN REVENUE.

We have and will continue to have collaborations with a limited number of companies. As a result, our financial performance depends on the efforts and overall success of these companies. The failure of any one of our collaboration partners to perform its obligations under its agreement with us, including making any royalty, milestone or other payments to us, could have a material adverse effect on our financial condition. Also, if consolidation trends in the healthcare industry continue, the number of our potential collaborators could decrease, which could have an adverse impact on our development efforts.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT TO INCUR SIGNIFICANT ADDITIONAL OPERATING LOSSES.

We have generated operating losses since our inception. As of December 31, 2000, we had an accumulated deficit of $159.0 million. We may never be profitable. We expect to incur substantial additional operating expenses over the next several years as our research, development, preclinical testing and clinical trial activities increase. We intend to invest significantly in our products and bring more of the product development process in-house prior to entering into collaborative arrangements. We may also incur substantial marketing and other costs in the future if we decide to establish marketing and sales capabilities to commercialize certain of our products. None of our product candidates has generated any commercial revenue and our only revenues to date have been primarily from up-front and milestone payments from our collaboration partners. We do not expect to generate revenues from the commercial sale of our products in the foreseeable future, and we may never generate revenues from the sale of products. Even if we do successfully develop products that can be marketed and sold commercially, we will need to generate significant revenues from those products to achieve and maintain profitability. Even if we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATIONS AND WE MAY NOT BE ABLE TO OBTAIN REGULATORY APPROVALS.

We or our collaborative partners may not receive the regulatory approvals necessary to commercialize our product candidates, which could cause our business to fail. Our product candidates are subject to extensive and rigorous government regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, record-keeping, labeling, storage, approval, advertising, promotion, sale and distribution of pharmaceutical products. If our potential products are marketed abroad, they will also be subject to extensive regulation by foreign governments. None of our product candidates has been approved for sale in the United States or any foreign market.

The regulatory review and approval process, which includes preclinical studies and clinical trials of each product candidate, is lengthy, expensive and uncertain. Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each indication to establish the product candidates' safety and efficacy. Data obtained from preclinical and clinical trials are susceptible to varying interpretation, which may delay, limit or prevent regulatory approval. The approval process may take many years to complete and may involve ongoing requirements for post-marketing studies. In light of the limited regulatory history of monoclonal antibody-based therapeutics, we cannot assure you that regulatory approvals for our products will be obtained without lengthy delays, if at all. Any FDA or other regulatory approvals of our product candidates, once obtained, may be withdrawn. The effect of government regulation may be to:

     - delay marketing of potential products for a considerable period of time;

     - limit the indicated uses for which potential products may be marketed;

     - impose costly requirements on our activities; and

     - provide competitive advantage to other pharmaceutical and biotechnology companies.

We may encounter delays or rejections in the regulatory approval process because of additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our product candidates or us.

Outside the United States, our ability to market a product is contingent upon receiving clearances from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with the FDA approval process.

In addition, we are, or may become, subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research work. If we fail to comply with the laws and regulations pertaining to our business, we may be subject to sanctions, including the temporary or permanent suspension of operations, product recalls, marketing restrictions and civil and criminal penalties.

WE MAY BE UNABLE TO ESTABLISH THE MANUFACTURING CAPABILITIES NECESSARY TO DEVELOP AND COMMERCIALIZE OUR POTENTIAL PRODUCTS.

Currently, we only have one pilot manufacturing facility for the manufacture of products necessary for clinical testing. We do not have sufficient manufacturing capacity to manufacture our product candidates in quantities necessary for commercial sale. In addition, our manufacturing capacity may be inadequate to complete all clinical trials contemplated by us over time. We intend to rely in part on third-party contract manufacturers to produce large quantities of drug materials needed for clinical trials and commercialization of our potential products. Third-party manufacturers may not be able to meet our needs with respect to timing, quantity or quality of materials. If we are unable to contract for a sufficient supply of needed materials on acceptable terms, or if we should encounter delays or difficulties in our relationships with manufacturers, our clinical trials may be delayed, thereby delaying the submission of product candidates for regulatory approval and the market introduction and subsequent commercialization of our potential products. Any such delays may lower our revenues and potential profitability.

We may develop our manufacturing capacity in part by expanding our current facilities or building new facilities. Either of these activities would require substantial additional funds and we would need to hire and train significant numbers of employees to staff these facilities. We may not be able to develop manufacturing facilities that are sufficient to produce drug materials for clinical trials or commercial use. We and any third-party manufacturers that we may use must continually adhere to current Good Manufacturing Practices regulations enforced by the FDA through its facilities inspection program. If our facilities or the facilities of third-party manufacturers cannot pass a pre-approval plant inspection, the FDA approval of our product candidates will not be granted. In complying with these regulations and foreign regulatory requirements, we and any of our third-party manufacturers will be obligated to expend time, money and effort on production, record-keeping and quality control to assure that our potential products meet applicable specifications and other requirements. If we or any third-party manufacturer with whom we may contract fail to maintain regulatory compliance, we or the third party may be subject to fines and manufacturing operations may be suspended.

WE RELY ON ONE SUPPLIER FOR THE PRIMARY COMPONENT TO MANUFACTURE OUR SMALL MOLECULE EFFECTOR DRUG, DM1. ANY PROBLEMS EXPERIENCED BY SUCH SUPPLIER COULD NEGATIVELY AFFECT OUR OPERATIONS.

We rely on third-party suppliers for some of the materials used in the manufacturing of our TAP product candidates and small molecule effector drugs. Our most advanced small molecule effector drug is DM1. DM1 is the cytotoxic agent used in all of our current TAP product candidates and the subject of most of our collaborations. One of the primary components required to manufacture DM1 is its precursor, ansamitocin P3. Currently, only one vendor manufactures and is able to supply us with this material. Any problems experienced by this vendor could result in a delay or interruption in the supply of ansamitocin P3 to us until this vendor cures the problem or until we locate an alternative source of supply. Any delay or interruption in our supply of ansamitocin P3 would likely lead to a delay or interruption in our manufacturing operations and preclinical and clinical trials of our product candidates, which could negatively affect our business.

WE MAY BE UNABLE TO ESTABLISH SALES AND MARKETING CAPABILITIES NECESSARY TO SUCCESSFULLY COMMERCIALIZE OUR POTENTIAL PRODUCTS.

We currently have no direct sales or marketing capabilities. We anticipate relying on third parties to market and sell most of our primary product candidates. If we decide to market our potential products through a direct sales force, we would need to either hire a sales force with expertise in pharmaceutical sales or contract with a third party to provide a sales force to meet our needs. We may be unable to establish marketing, sales and distribution capabilities necessary to commercialize and gain market acceptance for our potential products and be competitive. In addition, co-promotion or other marketing arrangements with third parties to commercialize potential products could significantly limit the revenues we derive from these potential products, and these third parties may fail to commercialize our potential products successfully.

IF OUR PRODUCT CANDIDATES DO NOT GAIN MARKET ACCEPTANCE, OUR BUSINESS WILL
SUFFER.

Even if clinical trials demonstrate safety and efficacy of our product candidates and the necessary regulatory approvals are obtained, our product candidates may not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of market acceptance of any product candidates that we develop will depend on a number of factors, including:

     - the degree of clinical efficacy and safety;

     - cost-effectiveness of our product candidates;

     - their advantage over alternative treatment methods;

     - reimbursement policies of government and third-party payors; and

     - the quality of our or our collaborative partners' marketing and distribution capabilities for our product candidates.

Physicians will not recommend therapies using any of our future products until such time as clinical data or other factors demonstrate the safety and efficacy of such products as compared to conventional drug and other treatments. Even if the clinical safety and efficacy of therapies using our products is established, physicians may elect not to recommend the therapies for any number of other reasons, including whether the mode of administration of our products is effective for certain indications. Our product candidates, if successfully developed, will compete with a number of drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products may also compete with new products currently under development by others. Physicians, patients, third-party payors and the medical community may not accept and utilize any product candidates that we or our collaborative partners develop. If our products do not achieve significant market acceptance, we will not be able to recover the significant investment we have made in developing such products and our business would be severely harmed.

WE MAY BE UNABLE TO COMPETE SUCCESSFULLY.

The markets in which we compete are well-established and intensely competitive. We may be unable to compete successfully against our current and future competitors. Our failure to compete successfully may result in pricing reductions, reduced gross margins and failure to achieve market acceptance for our potential products.

Our competitors include pharmaceutical companies, biotechnology companies, chemical companies, academic and research institutions and government agencies. Many of these organizations have substantially more experience and more capital, research and development, regulatory, manufacturing, sales, marketing, human and other resources than we do. As a result, they may:

     - develop products that are safer or more effective than our product candidates;

     - obtain FDA and other regulatory approvals or reach the market with their products more rapidly than we can, reducing the potential sales of our product candidates;

     - devote greater resources to market or sell their products;

     - adapt more quickly to new technologies and scientific advances;

     - initiate or withstand substantial price competition more successfully than we can;

     - have greater success in recruiting skilled scientific workers from the limited pool of available talent;

     - more effectively negotiate third-party licensing and collaboration arrangements; and

     - take advantage of acquisition or other opportunities more readily than we can.

A number of pharmaceutical and biotechnology companies are currently developing products targeting the same types of cancer that we target, and some of our competitors' products have entered clinical trials or already are commercially available. In addition, our product candidates, if approved and commercialized, will compete against well-established existing therapeutic products that are currently reimbursed by government health administration authorities, private health insurers and health maintenance organizations.

We face and will continue to face intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies, for relationships with academic and research institutions, and for licenses to proprietary technology. In addition, we anticipate that we will face increased competition in the future as new companies enter our markets and as scientific developments surrounding prodrug and antibody-based therapeutics for cancer continue to accelerate. While we will seek to expand our technological capabilities to remain competitive, research and development by others may render our technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy developed by us.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS ADEQUATELY, THE VALUE OF OUR TAP TECHNOLOGY AND OUR PRODUCT CANDIDATES COULD BE DIMINISHED.

Our success is dependent in part on obtaining, maintaining and enforcing our patents and other proprietary rights and our ability to avoid infringing the proprietary rights of others. Patent law relating to the scope of claims in the biotechnology field in which we operate is still evolving and surrounded by a great deal of uncertainty and involves complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Accordingly, our pending patent applications may not result in issued patents.

Although we own several patents, the issuance of a patent is not conclusive as to its validity or enforceability. Through litigation, a third party may challenge the validity or enforceability of a patent after its issuance. Also, patents and applications owned or licensed by us may become the subject of interference proceedings in the U.S. Patent and Trademark Office to determine priority of invention which could result in substantial cost to us. An adverse decision in an interference proceeding may result in our loss of rights under a patent or patent application subject to such a proceeding. We cannot assure you how much protection, if any, will be given to our patents if we attempt to enforce them and they are challenged in court or in other proceedings. It is possible that a competitor may successfully challenge our patents or that a challenge will result in limitations of their coverage. In addition, the cost of litigation or interference proceedings to uphold the validity of patents can be substantial. If we are unsuccessful in such proceedings, third parties may be able to use our patented technology without paying us licensing fees or royalties.

Moreover, competitors may infringe our patents or successfully avoid them through design innovation. To prevent infringement or unauthorized use, we may need to file infringement claims, which are expensive and time-consuming. In an infringement proceeding a court may decide that a patent of ours is not valid. Even if the validity of our patents were upheld, a court may refuse to stop the other party from using the technology at issue on the ground that its activities are not covered by our patents. Policing unauthorized use of our intellectual property is difficult, and we may not be able to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

In addition to our patent rights, we also rely on unpatented technology, trade secrets and confidential information. Others may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our technology. We may not be able to effectively protect our rights in unpatented technology, trade secrets and confidential information. We require each of our employees, consultants and corporate partners to execute a confidentiality agreement at the commencement of an employment, consulting or collaborative relationship with us. However, these agreements may not provide effective protection of our information or, in the event of unauthorized use or disclosure, they may not provide adequate remedies.

WE MAY BE SUBJECT TO SUBSTANTIAL COSTS AND LIABILITY OR BE PROHIBITED FROM COMMERCIALIZING OUR POTENTIAL PRODUCTS AS A RESULT OF LITIGATION AND OTHER PROCEEDINGS RELATING TO PATENT RIGHTS.

Patent litigation is very common in the biotechnology and pharmaceutical industries. Third parties may assert patent or other intellectual property infringement claims against us with respect to our technologies, products or other matters. Any claims that might be brought against us relating to infringement of patents may cause us to incur significant expenses and, if successfully asserted against us, may cause us to pay substantial damages and limit our ability to use the intellectual property subject to these claims. Even if we were to prevail, any litigation could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. Furthermore, as a result of a patent infringement suit, we may be forced to stop or delay developing, manufacturing or selling potential products that incorporate the challenged intellectual property unless we enter into royalty or license agreements.

Furthermore, because patent applications in the United States are maintained in secrecy until a patent issues, others may have filed patent applications for technology covered by our pending applications. There may be third-party patents, patent applications and other intellectual property relevant to our potential products that may block or compete with our products or processes. In addition, we sometimes undertake research and development with respect to potential products even when we are aware of third-party patents that may be relevant to our potential products, on the basis that such patents may be challenged or licensed by us. If our subsequent challenge to such patents were not to prevail, we may not be able to commercialize our potential products after having already incurred significant expenditures unless we are able to license the intellectual property on commercially reasonable terms.

We may not be able to obtain royalty or license agreements on terms acceptable to us, if at all. Even if we were able to obtain licenses to such technology, some licenses may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. Ultimately, we may be unable to commercialize some of our potential products or may have to cease some of our business operations, which could severely harm our business.

OUR INABILITY TO LICENSE FROM THIRD PARTIES THEIR PROPRIETARY TECHNOLOGIES OR PROCESSES WHICH WE USE IN CONNECTION WITH THE DEVELOPMENT AND MANUFACTURE OF OUR TAP PRODUCT CANDIDATES MAY IMPAIR OUR BUSINESS.

Other companies, universities and research institutions have or may obtain patents that could limit our ability to use, manufacture, market or sell our product candidates or impair our competitive position. As a result, we will have to obtain licenses from other parties before we could continue using, manufacturing, marketing or selling our potential products. Any such licenses may not be available on commercially acceptable terms, if at all. If we do not obtain required licenses, we may not be able to market our potential products at all or we may encounter significant delays in product development while we redesign potentially infringing products or methods.

WE FACE UNCERTAINTIES OVER REIMBURSEMENT AND HEALTHCARE REFORM.

In both domestic and foreign markets, future sales of our potential products, if any, will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly-approved health care products. Even if they were to obtain regulatory approval, our product candidates may not be considered cost-effective and adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investments in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before any of our product candidates is approved for marketing. Adoption of such legislation and regulations could further limit reimbursement for medical products and services. If the government and third-party payors fail to provide adequate coverage and reimbursement rates for our potential products, the market acceptance of our products may be adversely affected.

WE USE HAZARDOUS MATERIALS IN OUR BUSINESS, AND ANY CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS COULD HARM OUR BUSINESS.

Our research and development activities involve the controlled use of hazardous materials, chemicals, biological materials and radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any resulting damages, and any such liability could exceed our resources. We may be required to incur significant costs to comply with these laws in the future. Failure to comply with these laws could result in fines and the revocation of permits, which could prevent us from conducting our business.

WE FACE PRODUCT LIABILITY RISKS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE
INSURANCE.

The use of our product candidates during testing or after approval entails an inherent risk of adverse effects which could expose us to product liability claims. Regardless of their merit or eventual outcome, product liability claims may result in:

     - decreased demand for our product;

     - injury to our reputation and significant media attention;

     - withdrawal of clinical trial volunteers;

     - costs of litigation;

     - distraction of management; and

     - substantial monetary awards to plaintiffs.

We may not have sufficient resources to satisfy any liability resulting from these claims. We currently have $5.0 million of product liability insurance for products which are in clinical testing. This coverage may not be adequate in scope to protect us in the event of a successful product liability claim. Further, we may not be able to maintain such insurance or obtain general product liability insurance on reasonable terms and at an acceptable cost if we or our collaborative partners begin commercial production of our proposed product candidates or that such insurance will be in sufficient amounts to provide us with adequate coverage against potential liabilities.

WE DEPEND ON OUR KEY PERSONNEL AND WE MUST CONTINUE TO ATTRACT AND RETAIN KEY EMPLOYEES AND CONSULTANTS.

We depend on the principal members of our scientific and management personnel. Our ability to pursue the development of our current and future product candidates depends largely on retaining the services of our existing personnel and hiring additional qualified scientific personnel to perform research and development. We will also need to hire personnel with expertise in clinical testing, government regulation, manufacturing, marketing and finance. Attracting and retaining qualified personnel will be critical to our success. We may not be able to attract and retain personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. Failure to retain our existing key management and scientific personnel or to attract additional highly qualified personnel could delay the development of our product candidates and harm our business.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING WHEN NEEDED, WE MAY HAVE TO DELAY OR SCALE BACK SOME OF OUR PROGRAMS OR GRANT RIGHTS TO THIRD PARTIES TO DEVELOP AND MARKET OUR PRODUCTS.

We will continue to expend substantial resources developing new and existing product candidates, including costs associated with research and development, acquiring new technologies, conducting preclinical and clinical trials, obtaining regulatory approvals and manufacturing products. We believe that the net proceeds of our November 16, 2000 offering, our current working capital and future payments, if any, from our collaboration arrangements will be sufficient to meet our operating and capital requirements for at least the next three years. However, we may need additional financing sooner due to a number of factors including:

     - higher costs and slower progress than expected in developing product candidates and obtaining regulatory approvals;

     - acquisition of technologies and other business opportunities that require financial commitments; or

     - lower revenues than expected under our collaboration agreements.

Additional funding may not be available to us on favorable terms, if at all. We may raise additional funds through public or private financings, collaborative arrangements or other arrangements. Debt financing, if available, may involve covenants which could restrict our business activities. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, scale back or eliminate expenditures for some of our development programs or grant rights to develop and market product candidates that we would otherwise prefer to develop and market internally. If we are required to grant such rights, the ultimate value of these product candidates to us may be reduced.

FLUCTUATIONS IN OUR QUARTERLY REVENUE AND OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE.

Our operating results have fluctuated in the past and are likely to continue to do so in the future. Our revenue is unpredictable and may fluctuate due to the timing of non-recurring licensing fees, reimbursement for manufacturing services, the achievement of milestones and our receipt of the related milestone payments under new and existing licensing and collaboration agreements. Revenue historically recognized under our prior collaboration agreements may not be an indicator of revenue from any future collaborations. In addition, our expenses are unpredictable and may fluctuate from quarter-to-quarter due to the timing of expenses, which may include obligations to manufacture or supply product or payments owed by us under licensing or collaboration agreements. It is possible that in the future, our quarterly operating results will not meet the expectations of securities analysts or investors, causing the market price of our common stock to decline. We believe that quarter-to-quarter comparisons of our operating results are not a good indicator of our future performance and should not be relied upon to predict the future performance of our stock price.

                         RISKS RELATING TO THIS OFFERING

OUR STOCK PRICE IS HIGHLY VOLATILE AND AN INVESTMENT IN OUR STOCK COULD DECLINE IN VALUE.

The market price and trading volume of shares of our common stock are volatile, and we expect them to continue to be volatile for the foreseeable future. For example, during the period between December 31, 1999 and December 31, 2000, our common stock closed as high as $43.81 per share and as low as $4.94 per share. Factors affecting our stock price include:

     - announcements of technological innovations or new commercial therapeutic products by us or our competitors;

     - failure to achieve operating results projected by securities analysts;

     - changes in earnings estimates or recommendations by securities analysts;

     - progress or setbacks with preclinical and clinical trials;

     - changes or proposed changes in government regulation of healthcare;

     - developments in our industry;

     - developments in patent or other proprietary rights, and litigation concerning these rights;

     - developments in our relationship with collaborative partners;

     - public concern as to the safety and efficacy of our products;

     - fluctuations in our revenues and operating results or those of our competitors; and

     - general market conditions.

In addition, stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations that have often been unrelated to the operating performance of such companies.

FUTURE ISSUANCES AND SALES OF SHARES OF OUR COMMON STOCK UPON THE EXERCISE OF OUTSTANDING WARRANTS AND OPTIONS MAY RESULT IN DILUTION OF OUR COMMON STOCK.

Dilution is likely to occur upon conversion of the outstanding warrants and upon exercise of outstanding stock options.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK.

We have not paid cash dividends since our inception and do not intend to pay cash dividends in the foreseeable future. Therefore, you will have to rely on appreciation in our stock price in order to achieve a gain on your investment.

FUTURE ISSUANCES AND SALES OF SHARES OF OUR COMMON STOCK UPON THE EXERCISE OF OUTSTANDING WARRANTS AND OPTIONS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR IMPAIR OUR ABILITY TO RAISE CAPITAL.

As of December 31, 2000, there were warrants outstanding to purchase an aggregate of 2,967,233 shares of our common stock and options outstanding to purchase an aggregate of 2,949,341 shares of our common stock. There were also other warrants to purchase an amount of shares equal to $11.1 million divided by the average of the closing sale price per share of our common stock on the Nasdaq National Market for the five consecutive trading days preceding the exercise date. As of December 31, 2000, options to purchase 2,019,020 shares were then exercisable and all of the warrants were exercisable. In addition to the 2,269,420 shares that may be sold pursuant to this prospectus, following the exercise of most of our outstanding warrants, almost all of the shares to be issued upon the exercise of our other outstanding options and warrants may be sold freely in the public market because they either have been registered under currently effective registration statements or may be sold in compliance with Rule 144 under the Securities Act. In other cases, we have granted certain demand and piggy back registration rights which are currently available. An increase in the number of shares of our common stock that will become available for the sale in the public market may adversely affect the market price of our common stock. This, in turn, could impair our ability to raise additional capital through the sale of equity securities.

                           FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled "Prospectus Summary" and "Risk Factors," contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events of our future financial and operating performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from that expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "our future success depends," "seek to continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results except as required by law.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

                               SELLING STOCKHOLDER

The shares of Common Stock offered hereby by the selling stockholder are issuable to the selling stockholder upon exercise of 2,269,420 warrants. The warrants have exercise prices ranging between $3.57 and $5.37 per share and expire between September 10, 2001 and April 5, 2003. We will receive proceeds of $10.4 million if all of the warrants are exercised. The selling stockholder, including its transferees, pledgees or donees, or its successors, may from time to time offer and sell any or all of the common stock offered under this prospectus.


The following table shows information, as of March 23, 2001, with respect to the selling stockholder and the principal amounts of our common stock it beneficially owns and the number of shares that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling stockholder.


The selling stockholder may offer all, some or none of the common stock. Thus, we cannot estimate the amount of the common stock that will be held by the selling stockholder upon termination of any sale.


                                                                                       SHARES OWNED
                                  NUMBER OF                                            AFTER THE
NAME OF SELLING                   SHARES OWNED PRIOR TO          MAXIMUM NUMBER OF     OFFERING (1)
STOCKHOLDER                       THE OFFERING                   SHARES OFFERED        NUMBER         PERCENT (1)
Capital Ventures International    2,609,420                      2,269,420             340,000        *

(1) Number of shares and percentage after the completion of the offering assumes that all of the shares held by the selling stockholder and being offered under this prospectus are sold, that the shares are sold to unaffiliated third parties and that the selling stockholder acquires no additional shares of common stock before completion of this offering.

*Less than 1%.

                              PLAN OF DISTRIBUTION

We are registering the shares of Common Stock on behalf of the selling stockholder, including its pledgees, donees, transferrees or other successors in interest. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions (which may include block transactions), or in other kinds of transactions:

     o transactions on the Nasdaq National Market or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     o    in connection with short sales of the shares;

     o    by pledge to secure debt and other obligations;

     o through the writing of options, whether the options are listed on an options exchange or otherwise;

     o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

     o    through a combination of any of the above transactions; or

     o    any other method permitted by law.

The selling stockholder and its successors, including their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Regulation S of the Securities Act may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

From time to time the selling stockholder may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith. From time to time the selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker. Upon a default by the selling stockholder, the broker may offer and sell the pledged shares of Common Stock from time to time.

The selling stockholder and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. There can be no assurance that the selling stockholder will sell any or all of the shares of Common Stock offered hereunder.

All proceeds from any sales will be the property of the selling stockholder who will bear the expense of the underwriting discounts and selling commissions, if any, and its own legal fees.

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby is being passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                     EXPERTS

The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended June 30, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the Commission or documents that we will file with the Commission in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we close this offering. The documents we incorporate by reference are:

     (a) our Annual Report on Form 10-K for the fiscal year ended June 30, 2000;

     (b) our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2000 and December 31, 2000;

     (c) our proxy materials on Schedule 14A as filed with the Commission on October 12, 2000;

     (d) our Current Reports on Form 8-K filed with the Commission on September 11, 2000, October 10, 2000 and March 7, 2001 and on Form 8-K/A filed with the Commission on October 10, 2000; and

     (e) the description of our capital stock contained in our registration statement on Form 8-A under the Securities Exchange Act of 1934 (File No. 0-17999), including amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number: ImmunoGen, Inc., Attention: Investor Relations, 128 Sidney Street, Cambridge, Massachusetts 02139; telephone number
(617) 995-2500.

To the extent that any statements contained in a document incorporated by reference are modified or superseded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superseded.

All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from the date such documents are filed. Any statement contained in this prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document modifies or supersedes such statement.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

Our common stock is quoted on the Nasdaq National Market. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C.

We have filed with the Commission a registration statement (which contains this prospectus) on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by the selling stockholder. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following expenses incurred in connection with the sale of the securities being registered will be borne by the Company. Other than the SEC registration fee, the amounts stated are estimates.

SEC Registration Fee......................................................  $ 7,250.80
Legal Fees and Expenses...................................................  $10,000.00
Accounting Fees and Expenses..............................................  $ 4,000.00
Miscellaneous.............................................................  $ 2,500.00
                                                                            ----------
TOTAL.....................................................................  $23,750.80

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 6(d) of the Company's Restated Articles of Organization provides as follows:

"(d) The liability of the Directors of the Corporation shall be limited to the fullest extent permitted by Section 13(b)(1 1/2) of the Massachusetts Business Corporation Law."

     Section 6.6 of the Company's By-Laws provides as follows:

     "Section 6.6 Indemnification of Officers, Directors, and Members of the Scientific Advisory Board. The corporation shall indemnify and hold harmless each person, now or hereafter an officer or Director of the corporation, or a member of the Scientific Advisory Board, from and against any and all claims and liabilities to which he may be or become subject by reason of his being or having been an officer, Director of member of the Scientific Advisory Board of the corporation or by reason of his alleged acts or omissions as an officer, Director or member of the Scientific Advisory Board of the corporation, and shall indemnify and reimburse each such officer, Director and member of the Scientific Advisory Board against and for any and all legal and other expenses reasonably incurred by him in connection with any such claims and liabilities, actual or threatened, whether or not at or prior to the time which so indemnified, held harmless and reimbursed he has ceased to be an officer, Director or member of the Scientific Advisory Board of the corporation, except with respect to any matter as to which such officer, Director or member of the Scientific Advisory Board of the corporation shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation; provided, however, that prior to such final adjudication the corporation may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment or both appears, in the judgment of a majority of those members of the Board of Directors who are not involved in such matters, to be for the best interest of the corporation as evidenced by a resolution to that effect adopted after receipt by the corporation of a written opinion of counsel for the corporation, that, based on the facts available to such counsel, such officer, Director or member of the Scientific Advisory Board of the corporation has not been guilty of acting in a manner that would prohibit indemnification.

Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated not to be entitled to indemnification under this section.

The corporation shall similarly indemnify and hold harmless persons who serve at its express written request as directors or officers of another organization in which the corporation owns shares or of which it is a creditor.

The right of indemnification herein provided shall be in addition to and not exclusive of any other rights to which any officer, Director or member of the Scientific Advisory Board of the corporation, or any such persons who serve at its request as aforesaid, may otherwise be lawfully entitled. As used in this Section, the terms "officer," "Director," and "member of the Scientific Advisory Board" include their respective heirs, executors, and administrators.

ITEM 16. EXHIBITS.



         EXHIBIT
         NUMBER                                            DESCRIPTION
           4.1                Article 4 of the Restated Articles of Organization of the
                                Registrant (previously filed as Exhibit No. 3.1 to the
                                Registrant's Registration Statement on Form S-1, File No.
                                33-38883, and incorporated herein by reference)

           4.2                Form of Common Stock Certificate (previously filed as
                                Exhibit No. 4.2 to the Registrant's Registration Statement
                                on Form S-1, File No. 33-31219, and incorporated herein by reference)

           5.1*               Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                                P.C., with respect to the legality of the securities being registered

          23.1                Consent of PricewaterhouseCoopers LLP

          23.2*               Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                                (included in Exhibit 5.1)

          24.1*               Power of Attorney



*     Previously filed.


ITEM 17. UNDERTAKINGS.


     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
     Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.


     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act, as amended, the Registrant has duly caused this Amendment No. 1 to the Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts on March 23, 2001.


                                               IMMUNOGEN, INC.

                                               BY: /s/ MITCHEL SAYARE
                                               -------------------------------
                                               Mitchel Sayare, CHAIRMAN OF THE
                                               BOARD, PRESIDENT AND
                                               CHIEF EXECUTIVE OFFICER




Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                        TITLE                           DATE
                  ---------                                        -----                           ----
                                                  Chairman of the Board of Directors,
/s/ MITCHEL SAYARE                                  President and Chief Executive
---------------------------------                   Officer (principal executive            March 23, 2001
Mitchel Sayare                                      officer)

           *                                      Executive Vice President, Science
---------------------------------                   and Technology, Treasurer and           March 23, 2001
Walter A. Blattler                                  Director

            *                                     Chief Financial Officer and
---------------------------------                   Vice President, Finance (principal      March 23, 2001
Gregg D. Beloff                                     financial and accounting officer)

            *
---------------------------------                 Director                                  March 23, 2001
David W. Carter

            *
---------------------------------                 Director                                  March 23, 2001
Michael R. Eisenson

            *
---------------------------------                 Director                                  March 23, 2001
Stuart F. Feiner

            *
---------------------------------                 Director                                  March 23, 2001
Mark S. Skaletsky



 * By executing his name hereto, Mitchel Sayare is signing this document on behalf of the persons indicated above by the powers of attorney duly executed by these persons and filed with the Securities and Exchange Commission.

    By:    /s/ Mitchel Sayare
           -----------------------
           Mitchel Sayare

                                  EXHIBIT INDEX



          EXHIBIT
          NUMBER                                  DESCRIPTION
           4.1                Article 4 of the Restated Articles of Organization of the
                              Registrant (previously filed as Exhibit No. 3.1 to the
                              Registrant's Registration Statement on Form S-1, File No.
                              33-38883, and incorporated herein by reference)

           4.2                Form of Common Stock Certificate (previously filed as
                              Exhibit No. 4.2 to the Registrant's Registration Statement
                              on Form S-1, File No. 33-31219, and incorporated herein by reference)

           5.1*               Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.,
                              with respect to the legality of the securities being
                              registered

          23.1                Consent of PricewaterhouseCoopers LLP

          23.2*               Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                              (included in Exhibit 5.1)

          24.1*               Power of Attorney



   * Previously filed.